FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS January 29, 2009

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $92.9 million for the three months ended December 31, 2008, a decrease of 2.9% from $95.7 million for the same quarter of 2007. Net income increased to $0.6 million for the quarter ended December 31, 2008, from a net loss of $1.6 million for the same quarter of 2007. Diluted earnings per share increased to $0.06, which includes an adjustment of $0.03 per share for an operating asset impairment charge, for the quarter ended December 31, 2008, from a net loss of $0.15 for the same quarter of 2007.

Base revenue increased 1.6% to $397.6 million for the twelve months ended December 31, 2008, from $391.2 million for the same period of 2007. Net income increased to $3.1 million for the twelve months ended December 31, 2008, from $0.1 million for the same period of 2007. Diluted earnings per share increased to $0.31, which includes adjustments of $0.05 per share for asset impairment charges, for the twelve months ended December 31, 2008, from $0.01 for the same period of 2007.

In comparing the financial results of the quarter ended December 31, 2008 to the comparable period of 2007, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“While we are not satisfied with our results, we are proud of our year-over-year improvements in the face of unprecedented economic conditions. We believe that these results reflect tangible progress as we continue to implement our long-term strategic plan.

“Freight conditions during the fourth quarter were quite possibly the most challenging that we have ever experienced and that opinion is supported by several truckload industry indices and an avalanche of macroeconomic indicators.

“Although diesel fuel prices declined during the quarter, the decline was not sufficient to offset deteriorating freight demand throughout the quarter. We believe lower diesel prices provided a working capital boost to marginal carriers during the quarter, thus allowing them to continue their operations thereby exacerbating the imbalance between industry truck supply and freight demand.

“While we are pleased with our progress toward achieving our long-term strategic objectives, the deterioration in the freight environment took its toll on our performance this quarter. The most significant impact of the deterioration was a reduction in Trucking base revenue, which resulted in a 3.4% decline in our tractor utilization. Operating margin was squeezed as Trucking base revenue declined at a faster rate than fixed costs could be removed from our system. The reduced utilization muted the effects of the falling fuel prices (since those lower prices are only relevant if we are running miles).

“We made progress on the various initiatives we have underway to help us achieve our strategic goals of better return on capital and more consistent earnings. Some of that progress came in the form of tactical countermeasures to help offset the current economic challenges while others remain long-term focused:

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We reduced our Company-owned fleet size by approximately 250 tractors, or 10.3%, during the quarter. We are committed to maintaining the proper fleet size necessary to protect our pricing yield and equipment utilization.

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The reduction in our Company-owned fleet targeted those tractors with the highest miles and resulted in an impairment charge of approximately $0.03 per share during the quarter as their book value had to be adjusted down to their market value. We plan to dispose of roughly half of those high-mileage tractors during the first quarter of 2009.

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During the fourth quarter of 2008, we increased our owner-operator fleet from 94 to 151, which partially offset the reduction in Company-owned tractors. The higher proportion of owner operators in the fleet (6.3% at December 31, 2008 as compared to 2.3% at December 31, 2007) is an example of our increased focus on capital management. That focus has yielded meaningful year-over-year improvements relative to the incremental increase in capital deployed on our balance sheet.

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We endeavored over the past year to improve the productivity of our non-driver personnel by using a combination of performance-driven management and a more focused, process-driven approach to managing our business. In that regard, we experienced an 18.7% reduction in our non-driver head count during 2008. We remain committed to challenging and empowering our employees while holding them accountable for

USA Truck, Inc.

performance. We continue to believe that is the best path to service our customers, produce results for our stockholders and reward our employees.

•

Depressed freight volumes and increased competition for available loads drove down our revenue per tractor per week. We worked hard to protect our pricing, which put even more pressure on tractor utilization and drove up empty miles. However, we did improve our Trucking base revenue per loaded mile 3.0%, and our improved operational efficiency was evident in the 6.9% increase in Velocity (defined as the number of times we load our fleet each week). We are currently designing a more robust and balanced freight network. Securing the freight necessary for the new network will be difficult in the near-term, but we intend to be ready to execute an upgrade of our freight network as business conditions improve in the future.

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Our “War on Accidents” initiative continues to produce positive results. The frequency of our DOT accidents, for which we typically incur the most cost, declined approximately 17.0%, leading to a 50 basis point reduction in overall insurance and claims expense.

•	Though impacted by the overall industry decline in demand, our asset-light Strategic Capacity Solutions division continued its growth trajectory.
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Brokerage base revenue grew 75.8% to $3.3 million for the quarter. For the year, Brokerage revenue grew 86.8% to $15.3 million, short of our goal to double it this year to $18.0 million. We are learning more about the brokerage business with each passing quarter and we are incorporating those lessons into our brokerage model, which we intend to expand in 2009.

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We moved our first intermodal load in December 2007, and set a modest goal of $2.0 million in base revenue for 2008. We more than doubled that goal with $4.6 million during the full-year 2008, including $1.6 million during the fourth quarter. We are still on the steep slope of the learning curve, and are working hard to further integrate intermodal into our trucking operations to make the integration as seamless as possible for our customers as 2009 unfolds.

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Though we have reduced our revenue and earnings potential by decreasing the size of our Company-owned tractor fleet, we believe that growth in our Brokerage and Intermodal service offerings and our owner-operator tractor fleet present less capital-intensive opportunities for us to replace that reduced potential. Consistent with our long-term strategic plan, we are positioning our business model for greater return on capital, particularly when economic conditions improve.

“We believe we are poised to weather the uncertainty of the next few quarters. Our balance sheet leverage, less cash, represents just 39.3% of our total capitalization, and we have no material off-balance sheet debt. Despite a heavy tractor trading program, we produced $39.5 million in free cash flow (cash flow from operations less net capital expenditures) during 2008, which was only $2.7 million less than that of 2007 when we purchased a relatively small number of tractors. We expect our 2009 capital expenditures to more resemble 2007 levels than those of 2008. In summary, we are comfortable with our current liquidity situation.

“These past few months have been quite fluid and predicting the near-term future is difficult at best. We are watching the macroeconomic situation closely, including industry capacity. We believe freight demand is likely to remain depressed over the next few quarters. We believe that weak demand, annual tractor registration and insurance renewal payments and continued tight credit during the first few months of 2009 will combine to drive excess capacity from the market. Falling fuel prices were the only material factor we believe aided industry-wide capacity retention, and we do not expect that to be sufficient to outweigh the negative factors for underperforming and undercapitalized competitors going into 2009.

“In the meantime, we will continue the implementation of our long-term strategic plan, and we will manage our capital and our business operations conservatively in the uncertain near-term. We believe that our long-term strategic plan positions our business well for performance in difficult times, but it will require intensity and execution on the part of our team. That will be our focus as 2009 unfolds.”

USA Truck, Inc.

The following table summarizes the earnings information of USA Truck, Inc. (“Company”) for the periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:
Trucking revenue (1)	$89,442	$93,696	$381,055	$382,064
Strategic Capacity Solutions revenue (2)	3,431	1,984	16,502	9,124
Base revenue	92,873	95,680	397,557	391,188
Fuel surcharge revenue	23,294	26,846	138,063	90,921
Total revenue	116,167	122,526	535,620	482,109

Operating expenses and costs:
Salaries, wages and employee benefits	35,904	39,966	157,729	162,236
Fuel and fuel taxes	31,910	42,411	189,042	153,023
Depreciation and amortization	13,392	12,521	50,919	49,093
Purchased transportation	10,731	5,081	40,323	18,609
Operations and maintenance	7,054	6,688	27,729	25,815
Insurance and claims	6,879	7,561	28,999	31,144
Operating taxes and licenses	1,633	1,600	6,456	6,368
Communications and utilities	995	963	4,075	3,787
Loss (gain) on disposal of revenue equipment, net	34	(92)	(19)	(395)
Litigation verdict	--	1,723	--	4,690
Other	5,039	4,751	18,220	19,429
Total operating expenses and costs	113,571	123,173	523,473	473,799
Operating income (loss)	2,596	(647)	12,147	8,310
Other expenses (income):
Interest expense	1,136	1,245	4,643	5,130
Other, net	(38)	(1)	139	22
Total other expenses, net	1,098	1,244	4,782	5,152
Income (loss) before income taxes	1,498	(1,891)	7,365	3,158
Income tax expense (benefit)	899	(314)	4,225	3,018

Net income (loss)	$599	$(1,577)	$3,140	$140

Per share information:
Average shares outstanding (Basic)	10,225	10,370	10,220	10,596
Basic earnings (loss) per share	$0.06	$(0.15)	$0.31	$0.01

Average shares outstanding (Diluted)	10,244	10,370	10,238	10,651
Diluted earnings (loss) per share	$0.06	$(0.15)	$0.31	$0.01

The following table includes key Trucking operations statistics for the periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Total miles (in thousands) (3)	69,418	74,110	294,248	300,577
Empty mile factor	12.3%	11.4%	10.7%	11.1%
Weighted average number of tractors (4)	2,510	2,588	2,540	2,578
Average miles per tractor per period	27,660	28,636	115,846	116,593
Average miles per tractor per week	2,105	2,179	2,216	2,236
Average miles per trip (5)	692	774	718	784
Base Trucking revenue per tractor per week	$2,712	$2,755	$2,869	$2,842
Number of tractors at end of period (4)	2,392	2,557	2,392	2,557
Operating ratio (6)	97.2%	100.7%	96.9%	97.9%

USA Truck, Inc.

(1)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and Trailer-on-Flat-Car Intermodal service offerings. The results of our Regional Freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight division.

(2)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics.”  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, which we now refer to as Freight Brokerage and Container-on-Flat-Car Intermodal service offerings.

(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors plus owner-operator tractors.
(5)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.
Selected Balance Sheets and other financial information:	(in thousands, except percentage data)
	December 31,
	2008	2007
Total assets	$332,268	$332,938
Total equity	146,773	143,191
Total debt, including current maturities	97,605	96,162
Cash and cash equivalents	1,541	8,014
Total debt, less cash, to total capitalization ratio	39.3%	36.8%

	(in thousands)
	For The Year Ended December 31,
	2008	2007
Net cash provided by operating activities	$65,869	$58,585
Capital expenditures, net (1)	64,997	39,967

(1)	Capital expenditures, net equals cash purchases of property and equipment plus the liability incurred for leases on revenue equipment less proceeds from the sale of property and equipment.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car Intermodal service offering. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Freight Brokerage division and our Container-on-Flat-Car Intermodal service offering provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633